Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the inclusion of our report dated July 12, 2005 on our audit of the financial statements of Echo Healthcare Acquisition Corp. in the Registration Statement on Form S-1 to be filed on or about July 15, 2005 and related Prospectus.

/s/ Eisner LLP
Eisner LLP
New York, New York
July 12, 2005